UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2019

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BLUEGREEN VACATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Florida	001-09292	03-0300793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4960 Conference Way North, Suite 100, Boca Raton, Florida 33431

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (561) 912-8000

Not Applicable

(Former name or former address, if changed since last report.)

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Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	BXG	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Shawn B. Pearson has notified Bluegreen Vacations Corporation (the “Company") of his resignation as a director and President and Chief Executive Officer (“CEO”) of the Company, effective December 31, 2019.

The Board of Directors of the Company appointed Alan B. Levan as President and CEO of the Company, effective upon Mr. Pearson’s resignation from such positions.  In addition, Raymond S. Lopez, the Company’s current Executive Vice President, Chief Financial Officer and Treasurer, was appointed by the Company’s Board of Directors to also serve as Chief Operating Officer of the Company, effective immediately.

Alan B. Levan, age 75, has served as Chairman of the Company’s Board of Directors since May 2017 and from May 2002 to December 2015. From May 2015 until May 2017, he served the Company in a non-executive capacity. In addition, Mr. Levan is the Chairman, Chief Executive Officer and President of BBX Capital Corporation (“BBX Capital”), serving in such capacities since February 2017 as well as from 1978 until December 2015.  He is the father of Jarett S. Levan, a director of the Company.

Raymond S. Lopez, age 44, has served as Executive Vice President, Chief Financial Officer and Treasurer of the Company since September 30, 2019.  Mr. Lopez is also the Executive Vice President, Chief Financial Officer and Chief Risk Officer of BBX Capital. Mr. Lopez served as Chief Accounting Officer of the Company from 2005 until joining BBX Capital in 2015 and as Controller from 2004 to 2005.

BBX Capital, indirectly through a wholly-owned subsidiary, owns approximately 90% of the Company’s issued and outstanding common stock. BBX Capital may be deemed to be controlled by Alan B. Levan and John E. Abdo, the Vice Chairman of BBX Capital and the Company, who collectively may be deemed to beneficially own shares of Class A Common Stock and Class B Common Stock of BBX Capital representing approximately 78% of the total voting power of BBX Capital.

Related Party Transactions

The Company is party to an Agreement to Allocate Consolidated Income Tax Liability and Benefits with BBX Capital and BBX Capital’s other subsidiaries pursuant to which, among other customary terms and conditions, the parties agreed to file consolidated federal tax returns.  Under the agreement, the parties calculate their respective income tax liabilities and attributes as if each of them was a separate filer.  If any tax attributes are used by another party to the agreement to offset its tax liability, the party providing the benefit will receive an amount for the tax benefits realized.  During the year ended December 31, 2018 and the nine months ended September 30, 2019, the Company paid BBX Capital approximately $23.1 million and $13.0 million, respectively, pursuant to the agreement.

In April 2015, a wholly owned subsidiary of the Company provided an $80.0 million loan to BBX Capital. Amounts outstanding on the loan bear interest at 6% per annum. Payments of interest are required on a quarterly basis, with all outstanding amounts being due and payable at the end of the five-year term of the loan. BBX Capital is permitted to prepay the loan in whole or in part at any time, and prepayments will be required, to the extent necessary, in order for the Company or its subsidiaries to remain in compliance with covenants under outstanding indebtedness. During the year ended December 31, 2018 and the nine months ended September 30, 2019, the Company recognized approximately $4.8 million and $3.6 million, respectively, of interest income on the loan.

The Company paid or reimbursed BBX Capital or its subsidiaries approximately $1.6 million and $1.3 million during the year ended December 31, 2018 and the nine months ended September 30, 2019, respectively, for management advisory, risk management, administrative and other services. The Company had accrued $0.1 million for the services described above as of both September 30, 2019 and December 31, 2018.  BBX Capital or its affiliates paid or reimbursed the $0.2 million during the nine months ended September 30, 2019 for other shared services.  As of September 30, 2019, $0.1 million was due to the Company from BBX Capital for these services.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 26, 2019	BLUEGREEN VACATIONS CORPORATION

By:	/s/ Raymond S. Lopez
Raymond S. Lopez
Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer